EXHIBIT 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

Vice President Finance &

Assistant Treasurer

SkyWest Airlines, Inc.

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE:  November 15, 2004

SKYWEST AIRLINES SIGNS LONG-TERM ENGINE

MAINTENANCE CONTRACT

ST. GEORGE, UT – SkyWest Airlines, Inc. (NASDAQ: SKYW) announced today that it has signed a long-term engine maintenance agreement with Standard Aero for work to be performed on its fleet of CF34-8 engines used on its new CRJ-700 regional jet aircraft. Standard Aero is an Authorized CF34™ Service Provider authorized CF34 service provider and is licensed by GE Engine Services, Inc. The agreement is for a period of 16 years and will cover heavy maintenance work on the engines identified above.

SkyWest currently has 10 CRJ-700 aircraft in its fleet and is scheduled to take delivery of an additional 22 CRJ-700 aircraft by May of 2005. The engine services agreement covers the scheduled and unscheduled repairs for engines on its CRJ-700 regional jet aircraft. Under the terms of the agreement, SkyWest Airlines expects to pay a set dollar amount per engine hour flown on a monthly basis and Standard Aero will assume the responsibility to repair the engines at no additional cost to the airline, subject to certain exclusions.

Mike Gibson, Vice President of Maintenance for SkyWest stated “SkyWest has enjoyed a very long-term business relationship with Standard Aero and we are pleased to add another engine model to our partnership. Standard Aero was committed to listening to our needs and delivered to us a solution which met our expectations.”

SkyWest Airlines was named the number one on-time airline in the United States by the Department of Transportation for 2003, a year in which it carried 10.7 million passengers. SkyWest operates as United Express, Delta Connection and Continental Connection carriers under contractual agreements with United Airlines and Delta Air Lines, and under a marketing agreement with Continental Airlines. System-wide, SkyWest serves a total of 125 cities in 33 states and three Canadian provinces with nearly 1,400 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.